Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, August 3, 2011	(302) 857-3292

DOVER MOTORSPORTS, INC. DECLINES 2012

NASCAR SANCTIONS FOR NASHVILLE SUPERSPEEDWAY

Dover Motorsports, Inc. (NYSE: DVD) announced today that its wholly owned subsidiary, Nashville Superspeedway, has notified NASCAR that it will not seek any 2012 race sanctions.

Vice President and General Manager of Nashville Superspeedway, Cliff Hawks stated, “Nashville is a tremendous market filled with passionate race fans. We have some extremely dedicated and talented employees who have made this track a great destination, but the reality is, after ten years of effort, we have to face the fact that without a Sprint Cup race and/or a significant change in the operating model for other events, we simply cannot continue.” Nashville has a few events left on the schedule for the remainder of 2011 that will not be impacted by today’s announcement.

Denis McGlynn, President & CEO of Dover Motorsports, stated, “We deeply appreciate all the hard work that our employees have put into making Nashville Superspeedway such a remarkable facility, and Cliff Hawks will remain to assist us with transition issues. We have also had years of unrelenting support from state, county and local officials and from the racing community – from racing fans and drivers to sponsors, team owners and various sanctioning bodies. We are, however, at a juncture where we must evaluate all of our options for this track, including its possible sale.”

Nashville Superspeedway first opened in 2001 and is situated on almost 1,400 acres of owned land just outside of Nashville, Tennessee on Route 840 (connecting Interstate 40 with Interstate 24). The 1.33 mile concrete superspeedway has 25,000 permanent grandstand seats, lights for nighttime racing, foundation work for a dirt track, short track and drag strip and infrastructure in place to expand to 150,000 seats.

Dover Motorsports will disclose additional financial details relative to today’s announcement as soon as practicable. The Company expects to incur a to be determined non-cash impairment charge to write down the carrying value of long-lived assets at the facility to fair value and to incur certain severance costs. These will be third quarter events. Dover Motorsports provides a letter of credit to guarantee payment of certain tax exempt revenue bonds whose proceeds were used for public infrastructure improvements benefiting the Nashville facility. The bonds were originally issued by the Sports Authority of the County of Wilson in 1999 in the amount of $25,900,000 and $21,000,000 of this amount remains outstanding. Since the bonds are direct obligations of the Sports Authority and are payable from property and sales taxes generated from the facility, they have not historically been recorded on the Company’s consolidated balance sheet under generally accepted accounting principles. Today’s announcement does not affect these bonds and they will continue to be paid from any applicable taxes. To the extent that the taxes are insufficient, the Company’s letter of credit will be drawn on to make up any difference and the portion of the bonds expected to be so paid will be recorded in the third quarter as a liability of the Company on its consolidated balance sheet.

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This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned motorsports events whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to www.dovermotorsports.com.